UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 25, 2019

IMH Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52611	23-1537126
(Commission File Number)	(IRS Employer Identification No.)

7001 N. Scottsdale Rd., Suite # 2050 Scottsdale, Arizona	85253
(Address of Principal Executive Offices)	(Zip Code)

480-840-8400
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Interim-CEO Consulting Services Agreement:

On July 30, 2019, IMH Financial Corporation (the “Company”) entered into a Consulting Services Agreement (the “Interim-CEO Consulting Services Agreement”) with ITH Partners, LLC, a Nevada limited liability company (“ITH”), pursuant to which ITH agreed to provide certain consulting services to the Company for a ninety (90) day period commencing effective as of July 25, 2019, subject to automatic thirty (30) day renewals unless earlier terminated by the parties as provided therein. Lawrence D. Bain is the Managing Director of ITH. Mr. Bain had served as the Company’s Chairman of the Board and Chief Executive Officer from July 24, 2014 until July 24, 2019, at which time his employment terminated. Pursuant to the Interim-CEO Consulting Services Agreement, Mr. Bain has been appointed to fill a vacancy on the Board of Directors of the Company (created when Mr. Bain’s employment terminated and he stepped down from the Board of Directors) and will serve as interim Co-Chairman and Chief Executive Officer of the Company until his service as such is terminated by the Board of Directors of the Company for any or no reason. During such period, Mr. Bain will report to the Board of Directors of the Company. Mr. Bain also will serve as the interim chairman of the Investment Committee of the Board of Directors during this period. The Interim-CEO Consulting Services Agreement imposes certain limitations on the authority of Mr. Bain to act on behalf of the Company. In exchange for ITH’s services under this agreement, the Company has agreed to pay ITH a monthly consulting fee of $30,000. The agreement also contains various representations, protective covenants, termination provisions and other obligations and terms that are commonly contained in an agreement of this nature.

New Mexico Asset Consulting Agreement:

On July 30, 2019, the Company and ITH also entered into a Consulting Services Agreement (the “New Mexico Asset Consulting Agreement”) pursuant to which ITH agreed to provide certain consulting services to the Company with respect to certain real property located in Sandoval County, New Mexico (the “New Mexico Asset”) for a period expiring on the earlier to occur of (a) consummation of the sale of all or substantially all of the New Mexico Asset and (b) December 31, 2022, unless such agreement is earlier terminated by the parties as provided therein. This agreement was entered into pursuant to the Termination of Employment Agreement, Release and Additional Compensation Agreement between Mr. Bain and the Company, dated as of April 11, 2019. During the term of the New Mexico Asset Consulting Agreement, Mr. Bain is obligated to report to the Company’s Board of Directors and will serve as president of various corporations that serve as general partner of those entities that own the New Mexico Asset. The agreement also imposes certain limitations on the authority of Mr. Bain to act on behalf of the Company. In exchange for ITH’s services under this agreement, the Company has agreed to pay ITH a base monthly consulting fee of $5,000 and an incentive bonus in the event that the Net Cash received from the sale of the New Mexico Asset exceeds certain minimum thresholds, after the payment of various reimbursements and expenses. The agreement also contains various representations, protective covenants, termination provisions and other obligations and terms that are commonly contained in an agreement of this nature.

The Interim-CEO Consulting Services Agreement and the New Mexico Asset Consulting Agreement will be filed as exhibits to the Company’s Form 10-Q covering the reporting period in which these agreements were executed. The descriptions of these agreements in this Item 1.01 are qualified in their entirety by reference to such agreements.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to a Termination of Employment Agreement, Release and Additional Compensation Agreement between Mr. Bain and the Company, dated as of April 11, 2019, Mr. Bain’s employment as the Chief Executive Officer of the Company terminated effective July 24, 2019. Mr. Bain’s service on the Board of Directors and the Investment Committee of the Board of Directors also terminated effective July 24, 2019. As described in Item 1.01 above, effective as of July 25, 2019, Mr. Bain was appointed to fill a vacancy on the Board of Directors (created when Mr. Bain’s employment terminated) and to serve as co-Chairman of the Board and interim Chief Executive Officer of the Company for a ninety (90) day period commencing on the Effective Date, subject to automatic thirty (30) day renewals unless otherwise terminated by the parties pursuant to the Consulting Agreement. The terms of Mr. Bain’s service as interim co-Chairman of the Board and interim Chief Executive Officer are generally described in Item 1.01 above, which disclosure is incorporated into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 2, 2019

IMH FINANCIAL CORPORATION

By:	/s/ Lawrence D. Bain
Lawrence D. Bain Interim Chief Executive Officer

3